FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-10

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Monday, October 19, 2020 1:12 PM
Subject: ★PRICED★ $746.733MM BMARK 2020-B20 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2020-B20 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2020-B20

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC. AND GOLDMAN SACHS & CO. LLC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	S&P/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	SPRD	YIELD	COUPON	PX
	(S/F/K)	($MM)	(YR)	C/E	(S+)	(%)	(%)	($)
A-1	AAA/AAA/AAA	13.046	2.48	30.000%	30	0.5481	0.5563	99.99995
A-2	AAA/AAA/AAA	69.728	4.65	30.000%	70	1.0755	1.7503	102.99989
A-3	AAA/AAA/AAA	68.875	6.96	30.000%	92	1.4846	1.9454	102.99955
A-4	AAA/AAA/AAA	170.000	9.00	30.000%	90	1.6241	1.7462	100.99989
A-5	AAA/AAA/AAA	260.642	9.79	30.000%	92	1.6986	2.0341	102.99963
A-SB	AAA/AAA/AAA	18.529	7.25	30.000%	82	1.4086	1.8509	102.99970
A-S	AA-/AAA/AAA	66.519	9.96	22.250%	125	2.0402	2.3748	102.99942
B	NR/AA-/AA	38.624	9.96	17.750%	140	2.1902	2.5266	102.99915
C	NR/A-/A	40.770	9.96	13.000%	225	3.0402	3.3856	102.99921

ANTICIPATED SETTLEMENT:	ON OR ABOUT OCTOBER 30, 2020

JPM SPG SYNDICATE CONTACTS
JENNIFER KORNBLAU	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
DWAYNE MCNICHOLAS	212-834-9328
HARRIS RENDELSTEIN	212-834-6737

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
DERRICK FETZER	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

GOLDMAN SACHS CMBS BANKING CONTACTS
LEAH NIVISON	212-357-2702
SCOTT EPPERSON	212-934-2882
JUSTIN PETERSON	212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS
SCOTT WALTER	212-357-8910

GOLDMAN SACHS CAPITAL MARKETS CONTACTS
MARK ROMANCZUK	212-902-0290
NITIN JAGGA	212-855-9035

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